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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number: 1-14189


                          GERBER CHILDRENSWEAR, INC.
            (Exact name of registrant as specified in its charter)


                    7005 PELHAM ROAD, GREENVILLE, SC 29615
                                (864) 987-5200
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)


                        COMMON STOCK, $0.01 PAR VALUE
           (Title of each class of securities covered by this Form)


                                     N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    / /             Rule 12h-3(b)(1)(ii)   / /
        Rule 12g-4(a)(1)(ii)   / /              Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(i)    / /             Rule 12h-3(b)(2)(ii)   / /
        Rule 12g-4(a)(2)(ii)   / /                      Rule 15d-6    / /
        Rule 12h-3(b)(1)(i)    /X/

      Approximate number of holders of record as of the certification or notice date:  43



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     Pursuant to the requirements of the Securities Exchange Act of 1934 Gerber
Childrenswear, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 27, 2002

                                               BY: /s/ Richard Solar
                                                  -------------------------
                                                  Richard Solar
                                                  Senior Vice President and
                                                  Chief Financial Officer